Exhibit 99.1
MEDIA RELEASE

Fisher Communications to Sell Fisher Plaza to Hines Global REIT for $160 Million

Seattle, WA – November 17, 2011 – Fisher Communications, Inc. (NASDAQ: FSCI), a leader in local media innovation, today announced it has entered into a definitive agreement to sell Fisher Plaza, its approximately 300,000 square foot mixed-use facility located near downtown Seattle, to Hines Global REIT, Inc. for $160 million in cash.

“Over the past several years, we have strategically repositioned Fisher for the opportunities we see as a leading local media company. Fisher Plaza has been an asset that is not a central component of our business model and executing this transaction provides added flexibility in our effort to create additional value for our shareholders,” said Colleen B. Brown, President and Chief Executive Officer of Fisher Communications.

“This is an extremely well-constructed and located asset with a unique mix of uses in downtown Seattle. We are happy to have the opportunity to invest in the highest quality multi-tenanted data center in the region, with outstanding access to telecommunication providers,” said Hines Vice President Ty Bennion. “We are especially pleased to be starting a long-term relationship with the leading broadcast media company in the Pacific Northwest.”

“The acquisition of Fisher Plaza is consistent with the strategy of the Hines Global REIT to acquire well located, market leading assets in top performing cities,” said Charles Hazen, President and CEO of Hines Global REIT. “We look forward to continuing our growth in attractive Pacific Northwest markets like Seattle.”

Fisher will remain the Plaza’s largest tenant, with a 12-year lease for its corporate headquarters and Seattle television, radio, and internet operations.

The transaction was unanimously approved by Fisher’s Board of Directors. As previously disclosed, Fisher intends to use a portion of the sale proceeds to redeem its outstanding 8 5/8% Senior Notes. Moelis & Company served as Fisher’s financial advisor on the transaction and continues to work with the company’s Board to analyze uses for the remaining proceeds that will maximize shareholder value.

The transaction will conclude a process that began in early 2008, when Fisher initiated a review of alternatives to maximize the value of Fisher Plaza. The process was suspended in November 2008 due to the then rapidly deteriorating financial market conditions. Fisher resumed its efforts in March 2011, which resulted in the agreement with Hines Global REIT. The transaction, which is subject to customary closing conditions, is expected to be completed by the end of 2011.

About Fisher Communications, Inc.

Fisher Communications (FSCI) is an innovative local media company with television, radio, internet and mobile operations throughout the western United States. Fisher operates 18 television stations, which include network affiliations with ABC, CBS, FOX, Univision and CW that reach 3.5% of U.S. television households, and three radio stations targeting a full range of audience demographics. Fisher Interactive produces more than 120 local and hyper-local websites and delivers comprehensive multiplatform advertising solutions to local businesses. The Company is headquartered at Fisher Plaza, a 300,000 square foot media, telecommunications and data center facility in Seattle, WA. More information about Fisher Communications, Inc. is available at www.fsci.com.

About Hines REIT

Hines Global REIT, Inc. is a Houston-based, public, non-listed real estate investment trust sponsored by Hines.  Hines Global REIT commenced its $3.5 billion initial public offering in August 2009 and has raised over $825 million, which it invests in commercial real estate properties located in the United States and internationally.  To date, Hines Global REIT owns interests in ten commercial properties. For additional information about Hines Global REIT, visit www.HinesREI.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 50 years.  With offices in 108 cities in 18 countries, and controlled assets valued at approximately $23.7 billion, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “intends,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2010, which we have filed with the Securities and Exchange Commission.

Contacts:

Fisher Communications:
Sard Verbinnen & Co
Ron Low/David Isaacs
(415) 618-8750

Hines REIT:
George Lancaster, SVP, Hines
713/966-7676
George.lancaster@hines.com

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